Fairchild Semiconductor Appoints Tony Lear to Board of Directors

San Jose, California - September 15, 2008 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products that enable energy-efficiency, today announced the appointment of Tony Lear to the company's board of directors.

A former senior executive with NXP Semiconductors and Philips Semiconductor as well as Texas Instruments, Lear has more than 39 years of experience in the electronics and semiconductor industries in senior management as well as executive and non-executive board roles. Prior to his retirement in 2007, Lear oversaw all of NXP's business operations in greater China.

"We're delighted to have Tony Lear join our board," said Mark Thompson, Fairchild's chairman, president and CEO. "His knowledge of all aspects of the semiconductor business, and his experience managing change while maintaining a focus on business objectives, both from a global perspective and particularly in relation to greater China, will be of great value to us."

A graduate of the University of Leeds (U.K.), Lear progressed through a series of international management roles at Texas Instruments, and later worked for Integrated Power Semiconductors and Seagate Microelectronics before joining Philips Semiconductor in 1996. At Philips and NXP, Lear was responsible for creating and implementing China growth strategies. In connection with these positions he served as chairman of the supervisory board of Advanced Semiconductor Manufacturing Ltd. (ASMC), a Shanghai-based public semiconductor manufacturer, and was chairman of the board of directors of Jilin NXP Semiconductor Ltd., a joint-venture manufacturing company in Jilin, China.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Patti Olson

Communications
1 (800) 341-0392 X 8728
Email: patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com